Exhibit 4.2.4
Execution Copy
INTEL CORPORATION,
as Issuer,
AND
WELLS FARGO BANK, National Association,
as Successor Trustee
FIRST SUPPLEMENTAL INDENTURE
Dated as of December 3, 2007
Debt Securities

     THIS FIRST SUPPLEMENTAL INDENTURE is dated as of December 3, 2007 among Intel Corporation, a Delaware corporation, as Issuer (the “Company”), and Wells Fargo Bank, N.A., a national banking association, as Successor Trustee (the “Trustee”).
RECITALS
     A. Company has executed and delivered to Citibank, N.A., a national banking association (the “Original Trustee”) an Indenture, dated as of March 29, 2006 (the “Indenture”), to provide for the issuance from time to time of its debentures, notes or other evidences of Indebtedness (the “Securities”), unlimited as to principal amount, to bear such rates of interest, to mature at such time or times, to be issued in one or more series and to have such other provisions as shall be fixed in the Indenture.
     B. The Original Trustee has resigned and, upon the effectiveness of such resignation, the Trustee has become its successor, as of December 3, 2007.
     C. Upon the substitution of the Trustee for the Original Trustee, the Company and the Trustee are entering into this First Supplemental Indenture.
     D. There are no Holders of the Securities, and, accordingly, the Company and the Trustee are authorized to enter into this First Supplemental Indenture without the consent of any Holders, pursuant to Section 901(5) of the Indenture.
     E. Pursuant to Sections 102 and 903 of the Indenture, the Trustee has received an Opinion of Counsel and an Officers’ Certificate stating that the execution of this First Supplemental Indenture is authorized or permitted by the Indenture and all conditions precedent under the Indenture have been satisfied.
     NOW, THEREFORE, for and in consideration of the foregoing premises, the Company and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective holders from time to time of the Securities as follows:
ARTICLE ONE
     Section 101. Amendment to Section 902(1) of the Indenture.
     Section 902(1) of the Indenture shall be amended to delete the reference to “Place of Payment” so that Section 902(1) reads in its entirety as follows:
          “(1) change the Stated Maturity of the principal of, or any premium or installment of interest on or any Additional Amounts with respect to, any Security, or reduce the principal amount thereof or the rate (or modify the calculation of such rate) of interest thereon or any Additional Amounts with respect thereto, or any premium payable upon the redemption thereof or otherwise, or change the obligation of the Company to pay Additional Amounts pursuant to Section 1004 (except as contemplated by Section 801(1) and permitted by Section 901(1)), or reduce the amount of the principal of an

Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to Section 502 or the amount thereof provable in bankruptcy pursuant to Section 504, change the redemption provisions or adversely affect the right of repayment at the option of any Holder as contemplated by Article Thirteen, or change the Currency in which the principal of, any premium or interest on, or any Additional Amounts with respect to any Security is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date or, in the case of repayment at the option of the Holder, on or after the date for repayment), or”
     Section 102. Amendment to Section 1002 of the Indenture.
     Section 1002 of the Indenture shall be amended to revise the third paragraph thereof so that Section 1002 reads in its entirety as follows:
     “Section 1002. Maintenance of Office or Agency.
     The Company shall maintain in each Place of Payment for any series of Securities an office or Agency where Securities of such series may be presented or surrendered for payment, where Securities of such series may be surrendered for registration of transfer or exchange, where Securities of such series that are convertible or exchangeable may be surrendered for conversion or exchange, and where notices and demands to or upon the Company in respect of the Securities of such series relating thereto and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such Office or Agency. If at any time the Company shall fail to maintain any such required Office or Agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.
     The Company may also from time to time designate one or more other Offices or Agencies where the Securities of one or more series may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an Office or Agency in each Place of Payment for the Securities of any series for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other Office or Agency.
     Unless otherwise provided in or pursuant to this Indenture, the Place of Payment for each series of Securities shall be a location in the United States of America designated by the Company, and initially designates and appoints the Corporate Trust Office of the Trustee located at 6th and Marquette Avenue, Minneapolis, Minnesota, 55479, as the Office or Agency of the Company in the United States of America for such purpose. The Company may subsequently appoint a different Office or Agency in the United States of America for the Securities of any series.

     Unless otherwise specified with respect to any Securities pursuant to Section 301, if and so long as the Securities of any series (i) are denominated in a Foreign Currency or (ii) may be payable in a Foreign Currency, or so long as it is required under any other provision of this Indenture, then the Company will maintain with respect to each such series of Securities, or as so required, at least one exchange rate agent.”
ARTICLE TWO
     Section 201. Definitions.
     Capitalized terms used but not defined in this First Supplemental Indenture shall have the meanings ascribed thereto in the Indenture.
     Section 202. Confirmation of Indenture.
     The Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture, this First Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.
     Section 203. Concerning the Trustee.
     In carrying out the Trustee’s responsibilities hereunder, the Trustee shall have all of the rights, protections and immunities which the Trustee possesses under the Indenture. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.
     Section 204. Governing Law.
     This First Supplemental Indenture shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State without regard to conflicts of law principles that would require the application of any other law.
     Section 205. Separability.
     In case any provision of this First Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     Section 206. Counterparts.
     This First Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.
     Section 207. No Benefit.
     Nothing in this First Supplemental Indenture, express or implied, shall give to any Person other than the parties hereto and their successors or assigns, and the holders of the Securities, any benefit or legal or equitable rights, remedy or claim under this First Supplemental Indenture or the Indenture.

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed all as of the day and year first above written.

INTEL CORPORATION, a Delaware corporation
/s/ Ravi Jacob
Name:	Ravi Jacob
Title:	Vice President

WELLS FARGO BANK, National Association
/s/ Maddy Hall
Name:	Maddy Hall
Title:	Assistant Vice President

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